EXHIBIT 10

P.O. Box 2197 Houston, TX 77252-2197

July 2, 2004

Archie W. Dunham, Chairman of the Board

ConocoPhillips

600 North Dairy Ashford

Houston, Texas 77079

Dear Archie:

The Board of Directors of ConocoPhillips thanks you for almost 40 years of dedicated service. You have an outstanding record of achievement successively at Du Pont, Conoco and ConocoPhillips. Your leadership and guidance were essential to the formation of ConocoPhillips and have been significant factors in its ongoing success and its strategic vision.

We are pleased to inform you that the Company has determined to make a $3.0 million charitable commitment in your honor. Both you and ConocoPhillips have a long history of giving, and we can think of no better way to recognize your many years of service and civic leadership than contributions to qualifying charities recommended by you. We look forward to your recommendations and to making the contributions by the end of this year.

As the planned time of your retirement nears, we thought that it would be appropriate to set forth the arrangements that you and we have agreed to apply. We believe these steps recognize a mutual commitment to best practices in corporate governance.

1.	Retirement From the Board and Retirement Date. The Board of Directors understands and appreciates your decision to retire from the Board as you retire as Chairman. We agree to your election to have September 30, 2004 as your last day of employment. We will treat your Employment Period as expiring at that time.

2.	Comprehensive Security Protection. For your security and in the interests of the Company, we have historically required you to participate in a comprehensive security program. We appreciate your agreement to forego use of company planes, company automobiles and security drivers after your retirement and agree that this decision represents good corporate practice. The Company will continue to maintain, particularly in light of recent break-in attempts, your current home security for up to three years after your retirement. This will be provided in accordance with Section 4(f)(iii) of your Employment Contract.

Archie W. Dunham, Chairman of the Board

July 2, 2004

3.	Welfare Benefits and Relocation. You have agreed to participate in the Company’s welfare benefits plans as a retiree (as opposed to as a continuing employee). You have also agreed to forego participation in the Company’s Domestic Relocation Policy.

4.	Life Insurance. The post-employment life insurance contemplated under your Employment Contract will be satisfied by providing $5.0 million in insurance for three years after retirement. This insurance will be provided in accordance with Section (iv) of Annex B of the Employment Contract.

5.	Office. The desk, chair and armoire in your office will be donated after your retirement to the Marland Mansion in Ponca City, Oklahoma. The Company will transfer to you at no cost the framed prints and wooden stands in your office, conference room, and sitting room and the two fax machines and computers in your home offices. The Company will provide at no cost to you a secretary or personal assistant of your choice, at reasonable expense to the Company, with access to a fax machine and computer for two days per week for up to three years after your retirement.

6.	Club Membership. The Company will transfer to you, at no cost to the Company, your membership in the Houstonian Club.

7.	Financial/Tax Planning Services. The financial and tax planning services contemplated by your Employment Contract will be limited to three years after your retirement and to an annual cost of no more than 150% of that in 2003. However, we recognize that, should you be audited by the IRS with respect to any year through 2004, you may require additional financial and tax planning services. The preceding limits will therefore not apply to the reasonable cost of these services incurred in complying with such an audit. For the avoidance of doubt, we also would like to clarify that you are in no way limiting your rights under Section 7 of your Employment Contract, which we hereby confirm.

8.	Equity Plans. The Company confirms the vesting on your retirement of your outstanding stock option grants and shares of restricted stock. Your eligibility for awards under Performance Share Plan I and Performance Share Plan II shall be prorated based on the number of months of your employment relative to the three-year plan periods. In light of current performance and your substantial contribution to the Company, the Board has determined that your prorated awards will be paid at your retirement on the basis of 175% of your target.

9.	Legal Fees. The Company acknowledges the continuing effect of Section 6(a) of your Employment Contract.

Archie W. Dunham, Chairman of the Board

July 2, 2004

You and we intend that this letter and the arrangements set forth in it will be binding and will amend your Employment Contract. Please sign below to acknowledge that this letter represents the entire set of arrangements agreed to implement your retirement, your Employment Contract and the application of Company plans.

The Board appreciates your many contributions to the Company and recognizes your continued public advocacy of robust corporate governance and commitment to best practices, as reflected in these arrangements.

The Board of Directors extends its best wishes for you in retirement.

ConocoPhillips

By:	/s/ Stephen F. Gates
Stephen F. Gates, Senior Vice President and General Counsel

Agreed and Acknowledged:

/s/ Archie W. Dunham
Archie W. Dunham

Date: July 2, 2004